Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Record quarterly revenues and growing backlog

Olathe, Kansas (March 10, 2014) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced the financial results for its third fiscal quarter ended January 31, 2014.

Revenues for the quarter were $7,683,000, which was an increase of 3%, or $225,000, from revenues of $7,458,000 during the third quarter of fiscal 2013.  Total revenues year-to-date increased 22%, or $3,934,000, to $21,787,000.  The increase in quarterly revenues resulted primarily from growth in the Company’s proprietary product sales.

Operating income for the quarter was $891,000, compared to operating income of $1,146,000 for the same quarter in the prior year.  For the first nine months of fiscal 2014, operating income grew to $2,460,000, an increase of $843,000 over the same period of the prior year.

Net income was $569,000, or $0.14 per diluted share, for the quarter ended January 31, 2014.  For the quarter ended January 31, 2013, net income was $716,000, or $0.18 per diluted share. For the nine-month period ended January 31, 2014, net income totaled $1,486,000, or $0.38 per diluted share, while for the comparable prior year period net income was $968,000, or $0.25 per diluted share.

Revenues from proprietary products and services were $4,651,000 for the quarter ended January 31, 2014, an increase of 53%, or $1,617,000 from the previous year quarter.  Proprietary product revenues increased $2,972,000, or 38%, to $10,857,000 for the nine-month period ended January 31, 2014 compared to $7,885,000 in the comparable period of the prior fiscal year.  Revenues from wireless remote monitoring and industrial data communication solutions increased 190% from the previous year to $4,259,000 for the current quarter. For the year-to-date period ended January 31, 2014, these revenues increased 88%, or $4,257,000, as compared to the year-to-date period of the prior year. The increase in revenues was due to a number of factors including shipments made towards a previously announced order for Saudi Arabia, continuing shipments of a recently released remote monitoring product for the commercial transportation industry, and an overall increase in customer orders received and shipped for our mature M2M remote monitoring products. Revenues of Radix mobile data acquisition solutions declined 48%, or $1,326,000, as a result of fewer overall shipments due to a large shipment and deployment of Radix handheld computers and peripherals that was completed to a specific domestic customer during the prior year period.

The Company’s custom solutions for original equipment manufacturers (“OEM”) business segment reported a decrease in revenue of 32%, or $1,392,000, to approximately $3,032,000 for the quarter ended January 31, 2014.  Fiscal year-to-date OEM revenues were $10,930,000, an increase of 10%, or $962,000, from $9,968,000 in the nine-month period ended January 31, 2013.

The Company expects that total revenues for its proprietary products and services will continue to increase as a result of continued customer demand for existing M2M solutions, the introduction of new products, and continued expansion into new industrial markets.  The Company anticipates that its wireless remote monitoring solutions and industrial data communications product lines will generate increased revenues over the next few quarters as compared to equivalent periods in prior years.  The Company also believes that OEM revenues will generate moderate long-term growth based upon efforts to target potential customers who will benefit from the Company’s M2M solutions and technologies combined with the current scheduled orders in backlog.

On January 31, 2014, total backlog was approximately $10,637,000, an increase of $2,144,000, or 25%, from a total backlog of $8,493,000 on April 30, 2013.  The increase in backlog was primarily due to an increase in OEM bookings during the nine-month period ended January 31, 2014 combined with an increase in proprietary product backlog.

Gross margin for the quarters ended January 31, 2014 and 2013 was approximately 38%, or $2,922,000 and $2,803,000, respectively.  The $119,000 increase in gross margin dollars for the quarter was the direct result of the mix of proprietary product revenues as compared to OEM revenues.  Gross margin for the nine-month period increased to $8,158,000, or 37% of revenues, from a gross margin of $6,603,000, or 37% of revenues, from the nine-month period ended January 31, 2013.  The increase of gross margin dollars was the result of both the increase in overall sales volumes in each business segment as well as a shift in product mix within each business segment.

Total selling, general and administrative expenses were approximately $2,031,000 during the quarter ended January 31, 2014 compared with $1,657,000 in the comparable quarter of the prior fiscal year.  The increase of $374,000 resulted primarily from additional research and development costs along with increases in sales and marketing expenses.  The increase in research and development costs included continued investment in engineering design personnel engaged in new product development.  The increases in selling and marketing expenses were due to higher sales commissions for both domestic and international sales, as well as growth in marketing expenses and additional personnel costs.  Total selling, general and administrative expenses for the nine-month periods ended January 31, 2014 and 2013 were $5,698,000 and $4,986,000, respectively.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased with our performance during the third quarter in which we achieved record revenues and strong bottom-line results, while continuing to make substantial investments in both new product development and market expansion.  Gross margin for the quarter remained solid at 38% while backlog increased by 25% since the beginning of the year.  We are particularly happy with the rapid revenue growth of our proprietary M2M solutions that stemmed from both new product introductions and additional market applications.”

Gemperli continued, “We believe that our innovative M2M technology is a key component of our future expansion that can open numerous new business opportunities.  With additional products currently in development combined with our investment in several long-term strategic initiatives, we anticipate the growth of these proprietary solutions to accelerate.  We continue to expand our customer base through business development activities focused on both expanding applications for our products into new industry segments and increasing our business in new markets with attractive new business potential.  Despite lackluster growth of the overall economy, we remain focused on expanding the applications for our M2M solutions in the strong and growing market sectors we target.  We expect the positive trends in both revenues and earnings to continue during the coming quarters.”

About Elecsys Corporation

Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, transportation, safety and security systems, and water management.  Elecsys equipment and services encompass remote monitoring, industrial data communication, mobile data acquisition, and wireless communication technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary M2M technology and products under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for original equipment manufacturers in a variety of industries.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2013. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
Revenues	$7,683	$7,458	$21,787	$17,853
Cost of revenues	4,761	4,655	13,629	11,250
Gross margin	2,922	2,803	8,158	6,603

Selling, general and administrative expenses:
Research and development expense	475	411	1,398	1,245
Selling and marketing expense	760	529	1,927	1,636
General and administrative expense	796	717	2,373	2,105
Total selling, general and administrative expenses	2,031	1,657	5,698	4,986

Operating income	891	1,146	2,460	1,617

Financial income (expense):
Interest expense	(14)	(15)	(43)	(51)
Other income (expense), net	(1)	(2)	(4)	(3)
	(15)	(17)	(47)	(54)

Net income before income taxes	876	1,129	2,413	1,563

Income tax expense	307	413	927	595

Net income	$569	$716	$1,486	$968

Net income per share information:
Basic	$0.15	$0.18	$0.39	$0.25
Diluted	$0.14	$0.18	$0.38	$0.25

Weighted average common shares outstanding:
Basic	3,814	3,914	3,856	3,895
Diluted	3,953	3,925	3,947	3,904

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	January 31, 2014	April 30, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$250	$1,464
Accounts receivable, net	3,090	2,538
Inventories, net	7,840	6,238
Other current assets	887	856
Total current assets	12,067	11,096

Property and equipment, net	5,537	5,399

Goodwill	1,942	1,942
Intangible assets, net	1,534	1,685
Other assets, net	44	47
Total assets	$21,124	$20,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,281	$1,390
Accrued expenses	1,425	1,408
Income taxes payable	242	1
Current maturities of long-term debt	188	185
Total current liabilities	3,136	2,984

Deferred taxes	593	637
Long-term debt, less current maturities	2,478	2,619

Stockholders' equity:
Common stock	40	40
Additional paid-in capital	11,634	11,429
Treasury stock	(985)	(282)
Retained earnings	4,228	2,742
Total stockholders' equity	14,917	13,929
Total liabilities and stockholders' equity	$21,124	$20,169